   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 1999
                                           REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              SAPIENT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                        DELAWARE                                                04-3130648
              (STATE OR OTHER JURISDICTION                                   (I.R.S. EMPLOYER
           OF INCORPORATION OR ORGANIZATION)                               IDENTIFICATION NO.)

                               ONE MEMORIAL DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 621-0200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                              DEBORAH ENGLAND GRAY
                                GENERAL COUNSEL
                              SAPIENT CORPORATION
                               ONE MEMORIAL DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 621-0200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:
                             JONATHAN WOLFMAN, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                              TEL: (617) 526-6000
                              FAX: (617) 526-5000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [ ] 333-             .

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering. [ ] 333-             .

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED           PROPOSED
                                                                        MAXIMUM            MAXIMUM           AMOUNT OF
            TITLE OF EACH CLASS OF                AMOUNT TO BE         OFFERING           AGGREGATE        REGISTRATION
         SECURITIES TO BE REGISTERED               REGISTERED       PRICE PER UNIT     OFFERING PRICE           FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share........     118,601(1)          $93.06(2)       $11,037,009(2)         $3,069
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) In addition to the 118,601 shares registered hereby, 29,475 shares previously registered by the Company in connection with Registration Statement No. 333-77033 are being carried forward on the combined Prospectus included herein. A fee of $1,810 was previously paid to the Commission in connection with Registration Statement No. 333-77033.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on September 22, 1999.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 1999

PROSPECTUS

                              SAPIENT CORPORATION

                         118,601 SHARES OF COMMON STOCK

                            ------------------------

     In March 1999, Sapient Corporation issued 790,674 shares of common stock to the former stockholders of Adjacency, Inc. in connection with our acquisition of that company. This prospectus relates to resales of some of those shares by certain former stockholders of Adjacency, Inc. We will not receive any of the proceeds from the sale of the shares.

     We have agreed to pay certain expenses of registering the shares being offered by the selling stockholders. The selling stockholders will pay all brokerage fees, underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

     The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Our common stock is traded on the Nasdaq National Market under the symbol SAPE. On September 24, 1999, the closing sale price of our common stock on Nasdaq was $97.69 per share.

                            ------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                            ------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this prospectus is September   , 1999.

                               TABLE OF CONTENTS

                                                              PAGE
WHERE TO FIND MORE INFORMATION..............................    3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    3
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION..........    4
SUMMARY DESCRIPTION OF OUR BUSINESS.........................    5
RISK FACTORS................................................    6
USE OF PROCEEDS.............................................   11
THE ADJACENCY ACQUISITION...................................   11
SELLING STOCKHOLDERS........................................   12
DESCRIPTION OF CAPITAL STOCK................................   13
PLAN OF DISTRIBUTION........................................   15
LEGAL MATTERS...............................................   16
EXPERTS.....................................................   16

     WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

                         WHERE TO FIND MORE INFORMATION

     We file reports, proxy statements, and other documents with the Securities and Exchange Commission and with Nasdaq. Here are ways you can access this information:

WHAT IS AVAILABLE                                       WHERE TO GET IT
-----------------                                       ---------------
Paper copies of information                 SEC's Public Reference Room
                                            Judiciary Plaza Building
                                            450 Fifth Street, N.W., Room 1024
                                            Washington, D.C. 20549
                                            The Nasdaq Stock Market, Inc.
                                            1735 K Street, N.W.
                                            Washington, D.C. 20006
On-line information                         SEC's Internet website at
                                            http://www.sec.gov
Information about the                       Call the SEC at
SEC's Public Reference Room                 1-800-SEC-0330

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the sources listed above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supercedes previously filed information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

     (i) Our Annual Report on Form 10-K for the year ended December 31, 1998, filed with the SEC on March 16, 1999, as amended by Form 10-K/A filed with the SEC on April 30, 1999;

     (ii) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the SEC on May 14, 1999, as amended by Form 10-Q/A filed with the SEC on May 21, 1999;

     (iii) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the SEC on August 13, 1999;

     (iv) Our Current Report on Form 8-K/A, filed with the SEC on February 23, 1999;

     (v)   Our Current Report on Form 8-K, filed with the SEC on April 7, 1999;

     (vi) Our Current Report on Form 8-K, filed with the SEC on April 23, 1999, as amended by Form 8-K/A filed with the SEC on April 23, 1999;

     (vii)  Our Current Report on Form 8-K, filed with the SEC on July 26, 1999;

     (viii) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

     (ix) The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 26, 1996, as amended by Form 8-A/A filed with the SEC on March 28, 1996.

     You may request a copy of these documents, which will be provided to you at no cost, by contacting:

                              Sapient Corporation
                               One Memorial Drive
                         Cambridge, Massachusetts 02142
                         Attention: Investor Relations
                                 (617) 621-0200

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains or incorporates "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus, particularly under the heading "Risk Factors" that we believe could cause actual results to differ materially from the forward-looking statements that we make. We do not assume any obligation to update any forward-looking statements that we make.

                      SUMMARY DESCRIPTION OF OUR BUSINESS

     Sapient Corporation is an innovative provider of e-business consulting services. Through the delivery of integrated services, from business strategy and organizational transformation consulting through user-centered design and technology implementation services, Sapient helps emerging and evolving businesses transform themselves into e-businesses. E-businesses are businesses that combine the reach and efficiency of the Internet with both emerging and existing technologies to enable companies to strengthen relationships with customers and business partners, create new revenue opportunities, reduce costs, improve operating efficiencies, shorten cycle times and improve communications. We have developed an integrated methodology that allows us to provide integrated e-business strategy, design and technology implementation services to clients who are creating e-businesses or are rethinking or expanding their existing businesses to integrate e-business capabilities. Our services are designed to rapidly improve a client's competitive position through the development of innovative business strategies enabled by the integration of emerging and existing technologies. We deliver our services through collaborative, multidisciplinary teams that apply the collective strengths of their strategy, creative and technology professionals. We deliver our services through teams organized in five main industries, or business units: Financial Services; Energy Services; Manufacturing, Retail and Distribution; Public Sector; and Media, Entertainment and Communications. This allows us to build industry expertise and develop market-specific solutions for our clients. We have developed a methodology that provides a framework for each stage of a client engagement from helping the client conceive its strategy to architecting, engineering and extending its e-business.

     In December 1997, we acquired EXOR Technologies, Inc., a Dallas-based consulting and systems integration firm recognized as a leader in implementing ERP solutions using Oracle applications. In August 1998, we acquired Studio Archetype, Inc., a San Francisco-based company that provides consultation and design services in the areas of Internet website design, brand and identity design, user interface design, content development, and 3D modeling and animation. In March 1999, we acquired Adjacency, Inc., a San Francisco-based consulting firm that provides a broad range of consulting services, including Internet strategy, interactive design, technology development, and management of Internet and e-commerce solutions.

     Our executive offices are located at One Memorial Drive, Cambridge, MA 02142, and our telephone number is (617) 621-0200. Sapient(R), Studio Archetype(R) and Adjacency(R) are registered service marks of Sapient.

                                  RISK FACTORS

     You should carefully consider the risks described below before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition, or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

OUR SUCCESS DEPENDS ON INCREASED ADOPTION OF THE INTERNET AS A MEANS FOR
COMMERCE

     Our future success depends heavily on the acceptance and use of the Internet as a means for commerce. The widespread acceptance and adoption of the Internet for conducting business is likely only in the event that the Internet provides businesses with greater efficiencies and improvements. If commerce on the Internet does not continue to grow, or grows more slowly than expected, our growth would decline and our business would be seriously harmed. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including:

     - potentially inadequate network infrastructure,

     - delays in the development of Internet enabling technologies and performance improvements,

     - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity,

     - delays in the development of security and authentication technology necessary to effect secure transmission of confidential information,

     - changes in, or insufficient availability of, telecommunications services to support the Internet, and

     - failure of companies to meet their customers' expectations in delivering goods and services over the Internet.

OUR BUSINESS IS DEPENDENT ON OUR ABILITY TO KEEP PACE WITH THE LATEST TECHNOLOGICAL CHANGES

     Our market and the enabling technologies used by our clients are characterized by rapid technological change. Failure to respond successfully to these technological developments, or to respond in a timely or cost-effective way, will result in serious harm to our business and operating results. We expect to derive a substantial portion of our revenues from creating e-business systems that are based upon today's leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. There can be no assurance that we will be successful in addressing these developments on a timely basis or that if addressed we will be successful in the marketplace. Our failure to address these developments could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN PROFESSIONAL STAFF

     Our business is labor intensive and our success will depend in large part upon our ability to attract, retain, train and motivate highly-skilled employees. Because of the rapid growth of the Internet, there is intense competition for employees who have strategic, technical or creative experience relating to the Internet. We cannot be certain that we will be successful in attracting a sufficient number of highly skilled employees in the future, or that we will be successful in retaining, training and motivating the employees we are able to attract. Any inability to retain, train and motivate our employees could impair our ability to adequately manage and complete our existing projects and to bid for or obtain new projects. If our employees are unable to achieve expected performance levels, our business, financial condition and results of operations could be adversely affected.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH

     Our growth has placed significant demands on our management and other resources. Our revenues increased approximately 77% in 1998 from $90.3 million in 1997 to $160.3 million in 1998. Our revenues for the first six months of 1999 increased 79% over our revenues for the first six months of 1998. Our staff increased from 1,035 full-time employees at June 30, 1998 to 1,790 at June 30, 1999. Our future success will depend on our ability to manage our growth effectively, including by:

     - developing and improving our operational, financial and other internal systems,

     - improving our business development capabilities,

     - continuing to train, motivate and manage our employees,

     - continuing to set fixed-price fees accurately,

     - maintaining high rates of employee utilization, and

     - maintaining project quality.

     Our management has limited experience managing a business of Sapient's size. If we are unable to manage our growth and projects effectively, such inability could have a material adverse effect on the quality of our services and products, our ability to retain key personnel and our business, financial condition and results of operations.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO INTEGRATE BUSINESSES WE ACQUIRE

     In December 1997, we acquired EXOR, in August 1998, we acquired Studio, and in March 1999, we acquired Adjacency. The anticipated benefits from these and future acquisitions may not be achieved unless the operations of the acquired business are successfully combined with those of Sapient in a timely manner. The integration of acquisitions requires substantial attention from management. We may also encounter difficulties in integrating these acquired businesses. We cannot be certain that customers of the acquired businesses will continue to order services from us without reduction or that employees of the acquired businesses will continue their employment and become well integrated into our operations and culture. The diversion of the attention of management, and any difficulties encountered in the transition process, could have an adverse impact on our business, financial condition and results of operations.

THE PRICE OF OUR COMMON STOCK IS SUBJECT TO SIGNIFICANT FLUCTUATION

     The trading price of our common stock could be subject to wide fluctuations in response to:

     - quarterly variations in operating results,

     - changes in earnings estimates by analysts,

     - any differences between reported results and analysts' published or unpublished expectations,

     - announcements of new contracts or service offerings by us or our competitors,

     - general economic or stock market conditions unrelated to our operating performance, and

     - other events or factors.

WE DEPEND HEAVILY ON OUR PRINCIPAL CLIENTS

     We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of large clients. In 1998, our five largest clients accounted for approximately 30% of our revenues, with four clients each accounting for more than 5% of such revenues. For the first six months of 1999, our five largest clients accounted for approximately 29% of our revenues. During this period no client accounted for more than 10% of our revenues. The volume of work performed for specific clients is likely to vary from year to year, and a major client in one year may not use our services in a subsequent year. The loss of any large client could have a material adverse effect on our business, financial condition and results of operations. In addition, revenues from a large client may constitute a significant portion of our total revenues in a particular quarter.

WE HAVE SIGNIFICANT FIXED OPERATING COSTS AND OUR OPERATING RESULTS ARE SUBJECTS TO FLUCTUATIONS

     A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number, or progress toward completion, of our projects or in employee utilization rates may cause significant variations in operating results in any particular quarter and could result in losses for such quarter.

     An unanticipated termination of a major project, a client's decision not to proceed to the stage of a project we anticipated, or the completion during a quarter of several major client projects could require us to maintain underutilized employees and could therefore have a material adverse effect on our business, financial condition and results of operations. Our revenues and earnings may also fluctuate from quarter to quarter based on such factors as:

     - the contractual terms and degree of completion of such projects,

     - any delays incurred in connection with projects,

     - the adequacy of provisions for losses,

     - the accuracy of estimates of resources required to complete ongoing projects, and

     - general economic conditions.

WE ENTER INTO FIXED-PRICE CONTRACTS

     Many of our projects are based on fixed-price, fixed-timeframe contracts, rather than contracts in which payment to us is determined on a time and materials basis. Our failure to accurately estimate the resources required for a project (including an enterprise resource planning system implementation, with respect to which we have limited experience) or our failure to complete our contractual obligations in a manner consistent with the project plan upon which our fixed-price, fixed-timeframe contract was based would adversely affect our overall profitability and could have a material adverse effect on our business, financial condition and results of operations. We have been required to commit unanticipated additional resources to complete certain projects, which has resulted in losses on certain contracts. We recognize that we will experience similar situations in the future. In addition, for certain projects we may fix the price before the design specifications are finalized, which could result in a fixed price that turns out to be too low and therefore adversely affect our profitability.

MANY OF OUR CONTRACTS CAN BE CANCELLED WITH LIMITED NOTICE AND WITHOUT SIGNIFICANT PENALTY

     Many of our contracts are terminable by the client following limited notice and without significant penalty. Such terminations could result in a loss of expected revenue and additional, unreimbursed expenses for staff which were allocated to that client's project. The cancellation or significant reduction in the scope of a large project could have a material adverse effect on our business, financial condition and results of operations.

WE FACE SIGNIFICANT COMPETITION IN MARKETS THAT ARE NEW, INTENSELY COMPETITIVE AND RAPIDLY CHANGING

     The markets for the services we provide are highly competitive. We believe that we currently compete principally with strategy consulting firms, Internet and e-business professional services providers, software integration firms, application software vendors and internal information systems groups. Many of the companies that provide such services have significantly greater financial, technical and marketing resources than we do and generate greater revenues and have greater name recognition than we do. In addition, there are relatively low barriers to entry into our markets and we have faced, and expect to continue to face, additional competition from new entrants into our markets.

     We believe that the principal competitive factors in our markets include:

     - Internet expertise and talent,

     - quality of service, price and speed of delivery,

     - ability to integrate strategy, technology and creative design services,

     - vertical industry knowledge, and

     - project management capability.

     We believe that our ability to compete also depends in part on a number of competitive factors outside our control, including:

     - the ability of our competitors to hire, retain and motivate their senior staff,

     - the development by others of Internet solutions or software that is competitive with our products and services, and

     - the extent of our competitors' responsiveness to client needs.

     There can be no assurance that we will be able to compete successfully with our competitors.

OUR BUSINESS IS SENSITIVE TO ECONOMIC DOWNTURNS

     Our revenues and results of operations are likely to be influenced by general economic conditions. In the event of a general economic downturn or a recession in the United States, Europe or Asia, our clients and potential clients may substantially reduce their information technology and related budgets. Such an economic downturn may materially and adversely affect our business, financial condition and results of operations.

INCREASING GOVERNMENT REGULATION COULD AFFECT OUR BUSINESS

     We are subject not only to regulations applicable to businesses generally, but also laws and regulations directly applicable to electronic commerce. Although there are currently few such laws and regulations, both state, federal and foreign governments may adopt a number of these laws and regulations. Any such legislation or regulation could dampen the growth of the Internet and decrease its acceptance as a communications and commercial medium. If such a decline occurs, companies may decide in the future not to use our services to create an electronic business channel. This decrease in the demand for our services would seriously harm our business and operating results. Any new laws and regulations may govern or restrict any of the following issues:

     - user privacy,

     - the pricing and taxation of goods and services offered over the Internet,

     - the content of websites,

     - consumer protection, and

     - the characteristics and quality of products and services offered over the Internet.

     For example, the Telecommunications Act of 1996 prohibits the transmission of certain types of information and content over the Internet. The scope of the Act's prohibition is currently unsettled. In addition, although courts recently held unconstitutional substantial portions of the Communications Decency Act, federal or state governments may enact, and courts may uphold, similar legislation in the future. Future legislation could expose companies involved in Internet commerce to liability.

YEAR 2000 ISSUES MAY AFFECT OUR BUSINESS

     The purchasing patterns of clients or potential clients may be affected by year 2000 issues as companies expend significant resources to ensure that their current systems are year 2000 compliant. These expenditures may result in reduced funds being available to purchase services offered by Sapient, which could have a material adverse effect on our business, financial condition and results of operations. Although we do not believe that year 2000 issues will have a significant impact on our internal operations or on solutions developed for clients where we have provided an express warranty regarding the year 2000 issue, there can be no assurance that we will not experience interruptions of operations because of year 2000 problems or become involved in disputes with clients regarding year 2000 problems involving solutions we developed or implemented or the interaction of such solutions with other applications. Year 2000 problems could require us to incur unanticipated expenses, and such expenses could have a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY

     Our success depends, in part, upon our proprietary methodologies and other intellectual property rights. We rely upon a combination of trade secret, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect our proprietary rights. We enter into confidentiality agreements with our employees, generally require that our consultants and clients enter into such agreements, and limit access to and distribution of our proprietary information. There can be no assurance that the steps taken by us in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, although we believe that our services and products do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against us in the future, or that if asserted any such claim will be successfully defended. A successful claim against us could materially and adversely affect our business, financial condition and results of operations.

WE MAY NOT HAVE THE RIGHT TO RESELL OR REUSE APPLICATIONS DEVELOPED FOR SPECIFIC CLIENTS

     A portion of our business involves the development of Internet and software applications for specific client engagements. Ownership of such software is the subject of negotiation and is frequently assigned to the client, although we may retain a license for certain uses. Issues relating to the ownership of and rights to use software applications can be complicated and there can be no assurance that disputes will not arise that affect our ability to resell or reuse such applications. Any limitation on our ability to resell or reuse an application could require us to incur additional expenses to develop new applications for future projects.

OUR OFFICERS AND DIRECTORS HAVE SIGNIFICANT VOTING POWER

     Jerry A. Greenberg and J. Stuart Moore, our co-Chairmen of the Board of Directors and co-Chief Executive Officers, beneficially own approximately 42% of our outstanding Common Stock. As a result, these stockholders have the ability to substantially influence, and may effectively control, the outcome of corporate actions requiring stockholder approval, including the election of directors. This concentration of ownership may have the effect of delaying or preventing a change in control of Sapient.

WE ARE DEPENDENT ON A NUMBER OF KEY PERSONNEL

     Our success will depend in large part upon the continued services of a number of key employees, including Sapient's founders and co-Chairmen of the Board of Directors and co-Chief Executive Officers, Messrs. Greenberg and Moore. The employment contracts with Messrs. Greenberg and Moore and with our other key personnel provide that employment is terminable at will by either party. The loss of the services of either of Messrs. Greenberg or Moore or of one or more of our other key personnel could have a material adverse effect on Sapient. In addition, if one or more of our key employees resigns from Sapient to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. In the event of the loss of any such personnel, there can be no assurance that we would be able to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling stockholders.

     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                           THE ADJACENCY ACQUISITION

     We acquired all of the outstanding common stock of Adjacency on March 29, 1999 through a series of stock purchase agreements. Adjacency was merged into Sapient on June 30, 1999 and its operations combined with those of Sapient. The acquisition of Adjacency has been treated as a "tax-free reorganization" for U.S. federal income tax purposes and has been accounted for as a pooling of interests for financial reporting purposes under U.S. GAAP.

     In exchange for the Adjacency stock, we issued an aggregate of 790,674 shares of Sapient common stock, which were valued at approximately $50.6 million based on the last sale price of Sapient common stock on the Nasdaq National Market on March 29, 1999. 79,067 of the shares were placed in escrow to secure the indemnification obligations of certain of the selling stockholders.

     We agreed to use our best efforts to register 355,804 of the shares for resale by the former Adjacency stockholders at various dates during the twelve months following the acquisition.

                              SELLING STOCKHOLDERS

     The following table sets forth, to our knowledge, certain information about the selling stockholders as of September 15, 1999.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                NUMBER OF      PERCENTAGE OF                       NUMBER OF      PERCENTAGE OF
                                SHARES OF        SHARES OF                         SHARES OF        SHARES OF
                               COMMON STOCK     COMMON STOCK      NUMBER OF       COMMON STOCK     COMMON STOCK
                               BENEFICIALLY     BENEFICIALLY      SHARES OF       BENEFICIALLY     BENEFICIALLY
                               OWNED PRIOR     OWNED PRIOR TO    COMMON STOCK     OWNED AFTER      OWNED AFTER
NAME OF SELLING STOCKHOLDER   TO OFFERING(1)    OFFERING(1)     OFFERED HEREBY   OFFERING(1)(2)   OFFERING(1)(2)
---------------------------   --------------   --------------   --------------   --------------   --------------
Andrew Sather...............     224,466             *              39,611          184,855                *
Anton Prastowo..............     142,938             *              22,487(3)       120,451                *
Carlo Calica................      68,125             *              12,022           56,103                *
Bernie DeChant..............      78,171             *              12,022(4)        66,149                *
Andrew Patrick..............      71,881             *              12,685           59,196                *
Chris DeVore................      30,826             *               5,074(5)        25,752                *
Matt Kirchstein.............      29,776             *               5,074(6)        24,702                *
Ken Raley...................      28,826             *               5,074(7)        23,752                *
Pascal Balthrop.............      21,564             *               3,806           17,758                *
Allison Jones...............       4,228             *                 634(8)         3,594                *
Jennifer Shonholtz..........          42             *                   6(9)            36                *
David Wisnom III............         705             *                 106(10)          599                *

---------------
  *  Less than one percent of the number of shares of common stock outstanding.

 (1) The selling stockholders have sole voting power and investment power with respect to all shares listed as owned by the selling stockholders. Of the total shares of common stock listed as owned by the selling stockholders, a total of 79,067 shares are held in an escrow account to secure indemnification obligations of certain of the former stockholders of Adjacency to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims) will be released from escrow and distributed to such selling stockholders on March 29, 2000. The number of shares indicated as owned by each such selling stockholder includes those shares (representing 10% of the number of shares listed as beneficially owned by each selling stockholder) which such selling stockholder is entitled to receive upon distribution of these shares from the escrow account.

 (2) We do not know when or in what amounts a selling stockholder may offer shares for sale and there can be no assurance that the selling stockholders will sell any or all of the shares offered hereby. Because each selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, no estimate can be given as to the amount of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered hereby will be held by the selling stockholders.

 (3) In addition to the 22,487 shares of common stock held by Mr. Prastowo registered hereby, we previously registered 15,511 shares held by Mr. Prastowo in connection with Registration Statement No. 333-77033 that were not sold by Mr. Prastowo as of September 23, 1999.

 (4) In addition to the 12,022 shares of common stock held by Mr. DeChant registered hereby, we previously registered 10,046 shares held by Mr. DeChant in connection with Registration Statement No. 333-77033 that were not sold by Mr. DeChant as of September 23, 1999.

 (5) In addition to the 5,074 shares of common stock held by Mr. DeVore registered hereby, we previously registered 2,074 shares held by Mr. DeVore in connection with Registration Statement No. 333-77033 that were not sold by Mr. DeVore as of September 23, 1999.

 (6) In addition to the 5,074 shares of common stock held by Mr. Kirchstein registered hereby, we previously registered 1,024 shares held by Mr. Kirchstein in connection with Registration Statement No. 333-77033 that were not sold by Mr. Kirchstein as of September 23, 1999.

 (7) In addition to the 5,074 shares of common stock held by Mr. Raley registered hereby, we previously registered 74 shares held by Mr. Raley in connection with Registration Statement No. 333-77033 that were not sold by Mr. Raley as of September 23, 1999.

 (8) In addition to the 634 shares of common stock held by Ms. Jones registered hereby, we previously registered 634 shares held by Ms. Jones in connection with Registration Statement No. 333-77033 that were not sold by Ms. Jones as of September 23, 1999.

 (9) In addition to the 6 shares of common stock held by Ms. Shonholtz registered hereby, we previously registered 6 shares held by Ms. Shonholtz in connection with Registration Statement No. 333-77033 that were not sold by Ms. Shonholtz as of September 23, 1999.

(10) In addition to the 106 shares of common stock held by Mr. Wisnom registered hereby, we previously registered 106 shares held by Mr. Wisnom in connection with Registration Statement No. 333-77033 that were not sold by Mr. Wisnom as of September 23, 1999.

     None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that the selling stockholders have been employed by us and/or Adjacency. In connection with our acquisition of Adjacency, we also entered into employment letters with Andrew Sather, Bernie DeChant, Carlo Calica and Anton Prastowo, each a former employee of Adjacency. The employment relationships are not for a stated term but are "employment at will" relationships. In connection with the purchase agreements, certain of the selling stockholders also entered into non-competition agreements with Sapient, and we lent to Adjacency funds which Adjacency lent to the selling stockholders to facilitate the payment of taxes by such selling stockholders.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Sapient consists of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

     As of September 1, 1999, there were issued and outstanding an aggregate of 27,779,928 shares of common stock held of record by 289 stockholders.

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to the preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding-up of Sapient, holders of common stock are entitled to receive ratably the net assets of Sapient available for distribution after the payment of all debts and other liabilities of Sapient and subject to any prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, restrictions and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     The stockholders of Sapient have granted the Board of Directors authority to issue preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. No shares of preferred stock are issued or outstanding and we have no present plans to issue any shares of preferred stock.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     Our Amended and Restated Certificate of Incorporation and our Restated Bylaws provide for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, the Amended and Restated Certificate of Incorporation and Restated Bylaws provide that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of Sapient entitled to vote. Under the Amended and Restated Certificate of Incorporation and the Restated Bylaws, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Sapient.

     The Amended and Restated Certificate of Incorporation and the Restated Bylaws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Amended and Restated Certificate of Incorporation and the Restated Bylaws further provide that special meetings of the stockholders may only be called by a Chairman of the Board of Directors, a Chief Executive Officer or, if none, a President of the Company or by the Board of Directors. Under our Restated Bylaws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Certificate of Incorporation or Bylaws, unless a corporation's Certificate of Incorporation or Bylaws, as the case may be, require a greater percentage. Our Amended and Restated Certificate of Incorporation and the Restated Bylaws require the affirmative vote of the holders of at least 75% of the shares of capital stock of Sapient issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

     The Amended and Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability to Sapient or its stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Amended and Restated Certificate of Incorporation also contains provisions obligating us to indemnify our officers and directors to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

     - in privately negotiated transactions; and

     - in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) March 29, 2000.

                                 LEGAL MATTERS

     Hale and Dorr LLP has passed on the validity of the shares offered by this prospectus.

                                    EXPERTS

     The consolidated balance sheets of Sapient as of December 31, 1998 and 1997 and the consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee -- Securities and Exchange Commission............  $ 3,069
Legal fees and expenses of the Company......................  $ 5,000
Accounting fees and expenses................................  $ 5,000
Miscellaneous expenses......................................  $ 1,931
          Total Expenses....................................  $15,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (b) shall be indemnified by the Registrant against expenses (including attorney's fees) and amounts paid in settlement reasonably incurred in connection with any action by or in the right of the Registrant by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made with respect to any such matter as to which such director or officer shall have been adjudged to be liable to the Registrant, unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, he shall be indemnified against all expenses (including attorney's fees) reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be advanced by the Registrant to a director or officer, at his request, upon receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification.

     Indemnification is required to be made unless the Registrant determines (in the manner provided in its Amended and Restated Certificate of Incorporation) that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition a court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the General Corporation Law of Delaware is amended to expand the indemnification permitted to officers and directors, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation provides that, except to the extent that the General Corporation Law of Delaware prohibits the elimination of liability of directors for breaches of fiduciary duty, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  5.1     Opinion of Hale and Dorr LLP.
 23.1     Consent of KPMG LLP.
 23.2     Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
 24.1     Power of Attorney (See page II-5 of this Registration
          Statement).
 24.2     Power of Attorney of Carl S. Sloane.
 24.3     Power of Attorney of Darius W. Gaskins, Jr.
 24.4     Power of Attorney of Bruce D. Parker.
 24.5     Power of Attorney of R. Stephen Cheheyl.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 27th day of September, 1999.

                                          SAPIENT CORPORATION

                                          By:     /s/ SUSAN D. JOHNSON
                                            ------------------------------------
                                          Name:  Susan D. Johnson
                                          Title:  Chief Financial Officer

                        SIGNATURES AND POWER OF ATTORNEY

     We, the undersigned officers and directors of Sapient Corporation, hereby severally constitute and appoint Susan D. Johnson, Deborah England Gray, Paul P. Brountas and Jonathan Wolfman, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sapient Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                     SIGNATURE                                   TITLE                      DATE
                     ---------                                   -----                      ----

              /s/ JERRY A. GREENBERG                 Co-Chief Executive Officer and  September 27, 1999
---------------------------------------------------    Director (Principal
                Jerry A. Greenberg                     Executive Officer)

                /s/ J. STUART MOORE                  Co-Chief Executive Officer and  September 27, 1999
---------------------------------------------------    Director (Principal
                  J. Stuart Moore                      Executive Officer)

               /s/ SUSAN D. JOHNSON                  Chief Financial Officer         September 27, 1999
---------------------------------------------------    (Principal Financial and
                 Susan D. Johnson                      Accounting Officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                         *                           Director                        September 27, 1999
---------------------------------------------------
                  Carl S. Sloane

                         *                           Director                        September 27, 1999
---------------------------------------------------
              Darius W. Gaskins, Jr.

                         *                           Director                        September 27, 1999
---------------------------------------------------
                  Bruce D. Parker

                         *                           Director                        September 27, 1999
---------------------------------------------------
                R. Stephen Cheheyl

             *By: /s/ SUSAN D. JOHNSON
   ---------------------------------------------
                 Susan D. Johnson
                 Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  5.1     Opinion of Hale and Dorr LLP.
 23.1     Consent of KPMG LLP.
 23.2     Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
 24.1     Power of Attorney (See page II-5 of this Registration
          Statement).
 24.2     Power of Attorney of Carl S. Sloane.
 24.3     Power of Attorney of Darius W. Gaskins, Jr.
 24.4     Power of Attorney of Bruce D. Parker.
 24.5     Power of Attorney of R. Stephen Cheheyl.